PERFORMANCE UNIT AWARD AGREEMENT
(Cash Award)

January 1, 2016 - December 31, 2018 Performance Period

Under the

JONES ENERGY, INC. 2013 OMNIBUS INCENTIVE PLAN
(As Amended and Restated May 4, 2016)

THIS PERFORMANCE UNIT AWARD AGREEMENT (this “Award”) is made as of _________, 2016 (the “Grant Date”), by and between Jones Energy, Inc., a Delaware corporation (the “Company”), and  ____________ (the “Grantee”).

W I T N E S S E T H:

WHEREAS, pursuant to the Jones Energy, Inc. 2013 Omnibus Incentive Plan, as amended and restated May 4, 2016 (the “Plan”), the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) has determined that it would be in the interest of the Company and its stockholders to grant a number of performance units (“Performance Units”), each Performance Unit representing an initial notional value of $100.00 (“Target Value”), as provided herein, in order to encourage the Grantee to remain in the employ of the Company or its Subsidiaries, to encourage the sense of proprietorship of the Grantee in the Company and to stimulate the active interest of the Grantee in the development and financial success of the Company.

NOW THEREFORE, the Company awards the Performance Units to the Grantee, subject to the following terms and conditions of this Award:

1. Terms.  This Award and the Plan together govern the Grantee’s rights with respect to the Performance Units and set forth all of the conditions and limitations affecting such rights.  Terms used in this Award that are not defined herein will have the meanings ascribed to them in the Plan.  Pursuant to the terms and conditions of the Plan and this Award, the Grantee has been granted Performance Units as outlined below:

Performance Period:January 1, 2016 through December 31, 2018

Vesting Date:December 31, 2018

Performance Units:_________

Performance Goal:Schedule I to this Award describes the manner in which the Final Value (as defined in Schedule I) of each Performance Unit that vests hereunder will be calculated, which Final Value shall be between $0 and $200 per Performance Unit and shall be based on the total shareholder return of the Company’s Class A Common Stock, par value $0.001 per share (“Common Stock”) as compared to the total shareholder return of the identified Peer Group companies, as described in more detail on Schedule I (the “Performance Goal”).

2. Vesting.

(a) General.  After the close of the Performance Period, but in no event later than 45 days following the last day of the Performance Period, the Committee shall determine and certify the extent to which the Performance Goal has been achieved and will determine the Final Value (if any) of each Performance Unit in accordance with Schedule I.  The Performance Units will vest and become non‑forfeitable on the Vesting Date, provided the Grantee has been continuously employed by the Company or a Subsidiary of the Company at all times from the Grant Date until the Vesting Date.  For the avoidance of doubt, if the Committee determines that the Final Value based on the Performance Goal specified in Schedule I is equal to zero, then all Performance Units shall be forfeited.  Except as provided in Sections 2(b) or 2(c) below, if the Grantee does not remain continuously employed by the Company or a Subsidiary of the Company until the Vesting Date, the Grantee shall have no rights under this Award and all the Performance Units shall be forfeited as of his or her termination date.

(b) Vesting Due to Retirement.  Notwithstanding any provision in this Award to the contrary, except as provided in Section 5 below, if the Grantee’s employment with the Company and its Subsidiaries terminates due to Retirement (as defined below) prior to the Vesting Date, then, on the Vesting Date, the Grantee will vest in the number of Performance Units determined by multiplying (i) the number of Performance Units and (ii) a fraction, the numerator of which is the number of days that elapsed between the first day of the Performance Period and the date of the Grantee’s termination of employment due to Retirement and the denominator of which is the total number of days in the Performance Period.  The Final Value (if any) of each Performance Unit will be determined in accordance with Schedule I on the Vesting Date.  For purposes of this Award, “Retirement” means the Grantee’s voluntary termination of employment on or after the date when the Grantee is at least 60 years old and has at least ten years of continuous service (based on the Grantee’s employment with the Company and its Subsidiaries or predecessor companies); provided, however, that if the Committee determines, in its sole discretion, at any time prior to the Vesting Date that the Grantee has taken any action or actions that are detrimental or injurious to the Company or any of its Subsidiaries, then the Grantee’s termination of employment shall be treated as a voluntary termination and not Retirement, and as a result the Grantee’s Performance Units shall be forfeited as of such determination date.

(c) Vesting Due to Death or Disability.  Notwithstanding any provision in this Award to the contrary, if the Grantee’s employment with the Company and its Subsidiaries terminates due to death or Disability prior to the Vesting Date, then, as of the

Grantee’s termination date, the Grantee will vest in the Performance Units at the Target Value.

3. Settlement and Payment.  The aggregate Final Value (if any) of the Performance Units that vest under Sections 2(a) and (b) of this Award shall be paid to the Grantee in a lump sum cash payment as soon as practicable after the Committee determines and certifies the extent to which the Performance Goal has been met, but in no event later than the 70th day following the Vesting Date.  Cash with respect to the Final Value (if any) of the Performance Units that vest under Section 2(c) of this Award shall be paid to the Grantee (or to the Grantee’s estate in the event of death) in a lump sum cash payment within 30 days following the Grantee’s termination date (subject to Section 6(b), if applicable).

4. Transferability.  No rights granted under this Award can be assigned or transferred, whether voluntarily or involuntarily, by operation of law or otherwise, except by will or the laws of descent and distribution.  In the event of any transfer or assignment of rights granted under this Award in accordance with this Section 4, the person or persons, if any, to whom such rights are transferred by will or by the laws of descent and distribution shall be treated after the Grantee’s death the same as the Grantee under this Award.  Any attempted transfer or assignment of rights under this Award prohibited under this Section 4 shall be null and void.

5. Change in Control.

(a) General.  In the event of a Change in Control (as defined in the Plan) prior to end of the Performance Period, the Performance Period shall be deemed to end on the date of the Change in Control and the Final Value (if any) of the Performance Units as of date of the Change in Control shall be determined based on the level of achievement of the Performance Goal through the end of such adjusted Performance Period, calculated in accordance with Schedule I.  The Performance Units shall be become vested as of the Vesting Date, provided the Grantee has been continuously employed by the Company (or its successor) or one of its Subsidiaries at all times from the Grant Date until the Vesting Date.  The aggregate Final Value of the Performance Units will be paid to the Grantee in a lump sum cash payment as soon as practicable after the Vesting Date, but in no event later than the 70th day following the Vesting Date.  At the time of payment the Grantee will receive an additional amount in cash for interest on such cash amount based on a rate of 6%, compounded annually, from the date of the Change in Control until the Vesting Date (the “interest rate”).

(b) Termination of Employment; Forfeiture. Section 5(a) notwithstanding, if the Grantee’s employment is involuntarily terminated by the Company or its successor for any reason other than Cause (as defined below) or the Grantee terminates employment for Good Reason (as defined below) after the date of the Change in Control but prior to the Vesting Date, then the aggregate Final Value of the Performance Units determined under Section 5(a) will be paid to the Grantee in a lump sum cash payment within 30 days following the Grantee’s termination date (subject to Section 6(b), if applicable).  At the time of payment the Grantee will receive an additional amount in cash interest on such cash amount for the period beginning on the date of the Change in Control and ending on the Grantee’s termination date based on the interest rate.  If prior to the Vesting Date the Grantee’s employment is (i) involuntarily terminated by the Company or its successor for Cause or (ii) voluntarily terminated by the Grantee for any reason other than Good Reason, then the Grantee shall have no rights under this Award and all the Performance Units shall be forfeited as of his or her termination date.

(c) Cause. For purposes of Section 5(b), “Cause” shall mean, if not otherwise defined in an employment agreement between the Grantee and the Company or its successor in effect as of the date of his or her termination, the Grantee’s (i) failure to reasonably and substantially perform his or her duties (other than as a result of physical or mental illness or injury); (ii) willful misconduct or gross negligence that has caused or is reasonably expected to result in material injury to the Company’s or successor’s business, reputation or prospects; or (iii) conviction or plea of nolo contendere with respect to the commission of a felony or other serious crime involving moral turpitude.

(d) Good Reason. For purposes of Section 5(b), “Good Reason” shall mean the occurrence of any of the following events:  (i) a material diminution in the Grantee’s base salary; (ii) a material diminution in the Grantee’s position, authority, duties or responsibilities in connection with the Change in Control; or (iii) the involuntary relocation of the geographic location of the Grantee’s principal place of employment by more than 50 miles from the location of the Grantee’s principal place of employment as of the Grant Date.  Notwithstanding the foregoing, any assertion by the Grantee of a termination of employment for Good Reason shall not be effective unless all of the following requirements are satisfied:  (1) the condition described in clause (i), (ii) or (iii) above giving rise to the Grantee’s termination of employment must have arisen without the Grantee’s consent; (2) the Grantee must provide written notice to the Company of such condition in accordance with Section 9 within 30 days of the initial existence of the condition; (3) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Company (“cure period”); and (4) the Grantee’s termination of employment must occur within 30 days after the end of the cure period.  If the Grantee does not provide the notice described in clause (2) above, or if the Company corrects the event during the cure period as described in clause (3) above, or the Grantee does not terminate employment as described in clause (4) above, then the event shall not constitute Good Reason.

(e) Retirement. Notwithstanding any provision hereof to the contrary, if the Grantee’s employment with the Company or its successor is terminated due to Retirement after the date of a Change in Control but prior to the Vesting Date, the Grantee will vest in the number of Performance Units determined by multiplying (i) the number of Performance Units and (ii) a fraction, the numerator of which is the number of days that elapsed between the first day of the Performance Period and the date of the Grantee’s termination of employment due to Retirement and the denominator of which is the total number of days in the original Performance Period without taking into account any shorter deemed Performance Period under Section 5(a).  The Final Value of the Performance Units for purposes of this Section 5(e) will be determined in accordance with Section 5(a) and the aggregate Final Value of the Performance Units determined under this Section 5(e) will be paid to the Grantee in a lump sum cash payment within 30 days following the Grantee’s termination date (subject to Section 6(b), if applicable).  Notwithstanding Section 2(b), if a Change in Control occurs after the Grantee’s

Retirement but before the Vesting Date, then the determination of Performance Units under this Section 5(e), and not Section 2(a), shall apply for purposes of determining the Final Value of Performance Units.

(f) Death and Disability. Notwithstanding any provision in this Award to the contrary, if the Grantee’s employment with the Company and its Subsidiaries terminates due to death or Disability after the date of a Change in Control but prior to the Vesting Date, then, as of the Grantee’s termination date, the Grantee will vest in the Performance Units with a Final Value determined in accordance with Section 5(a) and will be paid in a cash lump sum cash payment to the Grantee within 30 days following the Grantee’s termination date (subject to Section 6(b), if applicable).  At the time of payment the Grantee will receive an additional amount in cash interest on such cash amount for the period beginning on the date of the Change in Control and ending on the Grantee’s termination date based on the interest rate.

6. Tax Withholding; Code Section 409A.

(a) The Company’s obligation under this Award to pay cash to the Grantee as provided in Section 2 or 5 hereof shall be subject to the receipt by the Company from the Grantee of any withholding taxes required as a result of such payment.

(b) The Performance Units granted under this Award are intended to comply with or be exempt from Code Section 409A, and ambiguous provisions of this Award, if any, shall be construed and interpreted in a manner consistent with such intent.  If the Participant is Retirement eligible and is identified by the Company as a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) on the date on which the Participant has a “separation from service” (other than due to death) within the meaning of Treasury Regulation § 1.409A-1(h), and his or her vested Performance Units are “deferred compensation” payable or settled on account of a separation from service, then such vested Performance Units shall be paid or settled on the earliest of (i) the first business day following the expiration of six months from the Grantee’s separation from service, (ii) the date of the Grantee’s death, or (iii) such earlier date as complies with the requirements of Code Section 409A.

7. Incorporation of Plan Provisions.  This Award and the award of Performance Units hereunder are made pursuant to the Plan and are subject to all of the terms and provisions of the Plan as if the same were fully set forth herein. In the event that any provision of this Award conflicts with the Plan, the provisions of the Plan shall control.  The Grantee acknowledges receipt of a copy of the Plan and agrees that all decisions under and interpretations of the Plan by the Committee shall be final, binding and conclusive upon the Grantee.

8. No Rights to Employment.  Nothing contained in this Award shall confer upon the Grantee any right to continued employment by the Company or any Subsidiary of the Company, or limit in any way the right of the Company or any Subsidiary to terminate or modify the terms of the Grantee’s employment at any time.

9. Notice.    Unless the Company notifies the Grantee in writing of a different procedure, any notice or other communication to the Company with respect to this Award shall be in writing and shall be delivered personally or sent by courier or first class mail, postage prepaid to the following address:

Jones Energy, Inc.

807 Las Cimas Parkway, Suite 350

Austin, Texas 78746

Attn: Corporate Secretary

Any notice or other communication to the Grantee with respect to this Award shall be in writing and shall be delivered personally, or shall be sent by courier or first class mail, postage prepaid, to the Grantee’s address as listed in the records of the Company on the Grant Date, unless the Company has received written notification from the Grantee of a change of address.

10. Requirements of Law.  The granting of Performance Units and payment of cash under the Plan will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

11. Compliance with Recoupment Policy. Any amounts payable, paid or distributed under this Award are subject to the recoupment policy of the Company as in effect from time to time.
12. Miscellaneous.
(a) THIS AWARD SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS.
(b) This Award shall be binding upon and inure to the benefit of the Company and its successors and assigns.
(c) The granting of this Award shall not give the Grantee any rights to similar grants in future years.

(d) If any term or provision of this Award should be invalid or unenforceable, such provision shall be severed from this Award, and all other terms and provisions hereof shall remain in full force and effect.

(e) This Award, including the relevant provisions of the Plan, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, with respect to the subject hereof.  This Award may not be amended, except by an instrument in writing signed by the Company and the Grantee.

(f) This Award may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

[Execution Page Follows]

JONES ENERGY, INC.

By:

Name: Jonny Jones

Title: Chief Executive Officer

The Grantee acknowledges receipt of a copy of the Plan, represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Award subject to all of the terms and provisions hereof and thereof.

GRANTEE

By:

Name:

SCHEDULE I

JONES ENERGY, INC. 2013 OMNIBUS INCENTIVE PLAN
(As Amended and Restated May 4, 2016)

PERFORMANCE UNIT AWARD AGREEMENT

(Cash Award)

January 1, 2016 - December 31, 2018 Performance Period

Definitions

(i) “Beginning Price” means the average closing price of a share of Common Stock for the 10 consecutive trading day period including and prior to the first day of the Performance Period.

(ii) “Comparison Companies” means each company in the Peer Group as of the last day of the Performance Period; provided, however, that such company has continuously been a publicly listed company on a national securities exchange or quotation service during the Performance Period.  If a Peer Group company files for bankruptcy protection during the Performance Period, such company shall be deemed to have a TSR of negative 100%.

(iii) “Dividends” means the sum of all ordinary and extraordinary dividends paid during the Performance Period with respect to the applicable share of Common Stock.
(iv) “Ending Price” means the average closing price of a share of common stock for the 10 consecutive trading day period including and prior to the last day of the Performance Period.
(v) “Final Value” means the final value per Performance Unit as calculated in accordance with this Schedule I as provided below.

(vi) “Peer Group” means the following 17 companies:  Bill Barrett Corporation; Callon Petroleum Company; Carrizo Oil & Gas, Inc.; Clayton Williams Energy, Inc.; EP Energy Corporation; Laredo Petroleum, Inc.; Matador Resources Company; Northern Oil and Gas, Inc.; Oasis Petroleum Inc.; Parsley Energy Inc.; PDC Energy, Inc.; RSP Permian, Inc.; Sanchez Energy Corporation; SM Energy Company; Synergy Resources Corporation; Unit Corporation and WPX Energy, Inc..  The Peer Group is a “closed group” meaning there shall be no substitution for any company listed above that is not a publicly traded company on a national securities exchange at end of the Performance Period.

(vii) “Total Shareholder Return” means a fraction, the numerator of which is the Ending Price plus Dividends minus the Beginning Price, and the denominator of which is the Beginning Price.

Schedule I

Calculation of Performance Unit Value

The aggregate value of Performance Units that shall vest as of the Vesting Date shall be equal to the product of (i) the number of Performance Units multiplied by (ii) the Final Value.

The Total Shareholder Return of the Company and of the Comparison Companies shall be calculated and certified by the Committee.  The percentile ranking of the Company’s Total Shareholder Return as compared to the Total Shareholder Return of each Comparison Company shall determine the Final Value using the chart below.  In no event shall the Final Value exceed $200 per Performance Unit.  If the performance ranking is below the 25th percentile, the Final Value shall be zero.  The Final Value for performance rankings between points on the chart shall be determined by linear interpolation between the values listed.  Regardless of the actual Final Value determined in accordance with this Schedule I, if the Company’s Total Shareholder Return during the Performance Period is negative, the Final Value shall not be greater than $100.

Performance Ranking	Final Value
87th percentile or above	$200
50th percentile (“Target Value”)	$100
25th percentile	$50
Below 25th percentile	$0

Schedule I